EXHIBIT 10.7

NON-QUALIFIED

DEFINED BENEFIT PLAN

OF

GEORGIA BANK & TRUST COMPANY OF AUGUSTA

I.	Establishment and Purpose of Plan

1.1	Establishment and Duration of Plan. The Board of Directors of Georgia Bank & Trust Company of Augusta (the “Bank”), a banking corporation formed under the laws of the State of Georgia, hereby establishes the Non-Qualified Defined Benefit Plan of Georgia Bank & Trust Company of Augusta and its successors (the “Plan”), effective as of the 1st day of October, 2000. By executing an Executive Salary Continuation and Participation Agreement (the “Participation Agreement”), an Executive agrees to the terms of the Plan. The Plan shall continue until terminated by the Board of Directors of the Bank.

1.2	Purpose of Plan. The purpose of the Plan is to provide each Executive (as hereinafter defined) with benefits upon their death or retirement, if they are eligible to receive benefits under the Plan.

II.	Definitions

2.1	“Beneficiary” means, with respect to an Executive, the person or persons who are designated as such by an Executive, in his Participation Agreement, to receive payments under the Plan.

2.2	“Bank” means Georgia Bank &Trust Company of Augusta, a banking corporation formed under the laws of the State of Georgia, or any successor thereto and its subsidiaries.

2.3	“Death Benefit” means, with respect to each Executive, the amount listed as such on such Executive’s Participation Agreement. Nevertheless, the amount of such Executive’s Death Benefit shall be zero (0), if the Executive dies as a result of suicide or under contestable circumstances within 2 years of his or her Entry Date.

2.4	“Early Retirement” means the retirement, with the written consent of the Plan Administrator, from employment with the Bank by an Executive after the age of 55 but prior to the age of 65, and pursuant to the terms of the Participation Agreement relating to Termination of Employment.

2.5	“Early Retirement Benefit” means an amount equal to such Executive’s Normal Retirement Benefit multiplied by his or her Vesting Schedule.

2.6	“Early Retirement Date” means the first day of the month following the month during which the Executive attains Early Retirement.

2.7	“Entry Date” means the effective date as of which an Executive first executes a Participation Agreement under the Plan.

2.8	“Executive” means any employee who is designated as eligible to participate in the Plan by the Board of Directors of the Bank and who executes a Participation Agreement. Only management and highly paid employees within the meaning of the Employee Retirement Income and Security Act of 1974 shall be eligible to participate.

2.9	“Fiscal Year” shall mean the 12 month period following the Executive’s Entry Date.

2.10	“Normal Retirement Age” means the date on which an Executive attains the age of sixty- five (65).

2.11	“Normal Retirement Benefit” means for any Fiscal Year, with respect to any Executive, the amount designated as such by the Board of Directors of the Bank and listed as such on such Executive’s Participation Agreement.

2.12	“Normal Retirement Date” means the first day of the month following the month during which the Executive attains Normal Retirement Age, or, if later, the first day of the month following the Executive’s retirement after attainment of his Normal Retirement Age.

2.13	“Participation Agreement” means the Executive Salary Continuation and Participation Agreement executed by the Executive upon being admitted to the Plan. With respect to each Executive, the Participation Agreement shall be an integral part of the Plan.

2.14	“Plan” means the Non-Qualified Defined Benefit Plan of the Bank and its successors as described herein as the same may hereafter form time to time be amended.

2.15	“Year of Service” means, with respect to each Executive, each Fiscal Year following such Executive’s Entry Date during which such Executive is actively and continuously employed by the Bank on a full-time basis.

2.16	“Vesting Schedule” means the percentage amount in which vesting occurs as shown from Schedule “A” of the Executive’s Salary Continuation and Participation Agreement.

III.	Payment of Benefits

3.1	If an Executive is actively and continuously employed by the Bank on a full-time basis from his or her Entry Date until he or she attains his or her Normal Retirement Age, then the Bank will make a series of payments to the Executive, each such payment to be equal to the Executive’s Normal Retirement Benefits. The first such payment shall be made on the Normal Retirement Date and the remaining payments shall be made on the first day of each succeeding month until 240 total payments have been made. If the Executive dies before all of the payments due to him or her have been made, the remaining payments shall be made to the Executive’s Beneficiary. If the Executive’s Beneficiary dies before receiving all the payments due to him or her, then the remaining payments shall be made to the personal representative of the Beneficiary’s estate.

3.2	In the event of an Executive’s Early Retirement, the Bank will make a series of payments to the Executive, each such payment to be equal to the Executive’s Early Retirement Benefit. The first such payment shall be made on the Executive’s Early Retirement Date and the remaining payments shall be made on the first day of each succeeding month until 240 total payments have been made. If an Executive dies before receiving all of the payments due to him or her, then the remaining payments shall be made to the Executive’s Beneficiary. If the Executive’s Beneficiary dies before receiving all the payments due to him or her, then the remaining payments shall be made to the personal representative of the Beneficiary’s estate.

3.3	If an Executive’s employment with the Bank is terminated on account of his or her death and neither such Executive nor his or her beneficiary is entitled to benefits under either Section 3.1 or 3.2, then the Bank will make a payment to such Executive’s Beneficiary, in an amount as established in the Executive’s Participation Agreement.

3.4	If, at the death of the Executive, there is no properly designated living Beneficiary, or, if the Beneficiary is an entity and such entity is not then in existence, then any payments due under this Plan shall be made to the Executive’s estate.

IV.	Rights and Duties of Participants and Members

4.1	No Executive or any other person shall have any interest in any fund or in any specific asset or assets of the Bank by reason of this Plan, or for any other reason, or have any right to receive any distributions under the Plan except as and to the extent expressly provided under the Plan. An Executive is a general creditor of the Bank.

4.2	Each Executive shall receive an updated copy of the Plan and shall receive copies of any amendments to the Plan within ten (10) days after their adoption.

4.3	No right of any Executive or any Beneficiary to received payment hereunder shall be subject to alienation, transfer, sale assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payments whether presently or hereafter payable shall be void. No payments under this Plan shall be subject to debts or liabilities of any Executive or Beneficiary.

4.4	Every person receiving or claiming payments under the plan shall be presumed to be mentally competent until the date on which the Bank receives a written notice in a form and manner acceptable to the Bank that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his or her estate has been appointed. If the guardian or conservator of the state or any person receiving or claiming payments under the Plan is appointed, payments under this Plan may be made to such guardian or conservator provided that the proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Bank. Any payments so made shall be a discharge of any liability of the Bank for such payments.

4.5	Each person entitled to receive a payment under this plan, whether an Executive, Beneficiary, a guardian or otherwise, shall provide the Bank with such information it may from time to time deem necessary or in its best interest in administering the Plan. Any such person shall also furnish the Bank with such documents, evidence, data or other information as the Bank may from time to time deem necessary or advisable.

V.	Duties of the Plan Administrator

5.1	The Plan shall be administered by the Plan Administrator, who shall be chosen by and act under the direction of the Compensation Committee of the Board of Directors of the Bank.

5.2	The Plan Administrator may from time to time establish rule and regulations for the administration of the Plan and adopt standard forms for such matters as elections, beneficiary designations and applications for benefits, provided such rules and forms are not inconsistent with the provisions of the Plan. Subject to the direction of the Compensation Committee of the Board of Directors of the Bank, the Secretary of the Bank is hereby designated as the Named Fiduciary and the Chief Operating Officer as the Plan Administrator of this Plan.

5.3	All determinations of the Plan Administrator shall be binding on all parties. In construing or applying the provisions of the Plan, the Bank shall have the right to rely upon a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Bank, whether or not any question or dispute has arisen as to any distribution from the Plan.

5.4	The Plan Administrator of the Bank shall be responsible for maintaining books and records for the Plan.

VI.	Amendment or Termination

6.1	The Bank reserves the right to amend, modify, terminate or discontinue the Plan at any time. However, no such amendment, modification, termination, or discontinuance shall have the effect of reducing the Executive’s benefits below that set forth in Article 3 of the Executive’s Participation Agreement.

VII.	Not a Contract of Employment

7.1	This Plan is not a contract of employment between an Executive and the Bank. No provision of this Plan restricts the right of the Bank to discharge an Executive, or restricts the right of an Executive to terminate his or her employment.

VIII.	Claims Procedure

8.1	If a benefit under this Plan is not paid to an Executive or Beneficiary and such person believes that he or she is entitled to receive it, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payment was to be made. Such claim shall be reviewed by the Plan Administrator and the Bank. If the claim is denied, in full or in part, the Plan Administrator shall provide written notice within ninety (90) days setting forth the specific reasons for denial. The notice shall include specific reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim, if any. Such written notice shall also indicate the steps to be taken if a review of the denial is desired.

If the claim is denied and a review is desired, the claimant shall notify the Plan Administrator in writing within sixty (60) days. A claim shall be treated as denied if the Plan Administrator does not take action in the aforesaid ninety (90) day period. In requesting review, the claimant may review this Plan or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In his or her sole discretion the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific provisions of this Plan on which the decision is base.

IX.	Construction and Expense

9.1	Whenever the context so requires, words in the masculine include the feminine and words in the feminine include the masculine and the definition of any term in the singular may include the plural.

9.2	All expenses of administering the Plan shall be paid by the Bank unless the Plan provides to the contrary.

9.3	This Plan shall be construed, administered and governed in all respects under the laws of the State of Georgia.

IN WITNESS WHEREOF, this Plan has been approved by the Board of Directors of the Bank for execution as of the 1st day of October, 2000.

GEORGIA BANK & TRUST COMPANY OF AUGUSTA

/s/
On Behalf of the Board of Directors